Exhibit 99.1

Histogen Announces CEO Transition

November 8, 2021

San Diego Calif., Nov. 8, 2021 (GLOBE NEWSWIRE) — Histogen Inc. (NASDAQ: HSTO), a clinical-stage therapeutics company focused on developing potential first-in-class restorative therapeutics that ignite the body’s natural process to repair and maintain healthy biological function, today announced that that Steven J. Mento, Ph.D., a current member of the Histogen Board of Directors, has been appointed Executive Chairman and Interim President and Chief Executive Officer effective immediately. David Crean, Ph.D., a current member and the Chairman of the Histogen Board of Directors, will continue to serve as a member of the Board of Directors and as the newly appointed Lead Independent Director. Richard Pascoe has stepped down as President and Chief Executive Officer and as a member of the company’s Board of Directors, effective immediately, to pursue different opportunities. A search has commenced to identify a permanent CEO.

“On behalf of the entire Board of Directors, I would like to thank Rich for his leadership throughout his tenure at Histogen. He led the company through the successful completion of its merger with Conatus Pharmaceuticals and multiple pivotal phases of growth including the initiation and continued progress of the Company’s clinical trials,” said David Crean, Ph.D., Lead Independent Director of the Histogen Board of Directors. “We are confident that Steve’s experience at the company and proven track record, including prior leadership of the organization will provide a seamless transition at this time.”

“I am confident that we have the innovative technology, proprietary processes along with the right strategy and team at Histogen to be a leader in restorative therapeutics. We also plan to provide additional value through the continued development of our caspase portfolio,” added Steven J. Mento, Executive Chairman and Interim President and Chief Executive Officer.

Dr. Mento has served as a member of our Board since July 2005. Dr. Mento was one of Conatus’ co-founders and served as Conatus’ President and Chief Executive Officer from July 2005 until the merger. From July 2005 until December 2012, Dr. Mento also served as chairman of Conatus’ board of directors. Dr. Mento has over 35 years of combined experience in the biotechnology and pharmaceutical industries serving in a broad range of senior executive and scientific positions. He previously served as President, Chief Executive Officer and a member of the Board of Directors of Idun Pharmaceuticals prior to its sale in 2005 to Pfizer.

About Histogen Inc.

Histogen Inc. is a clinical-stage therapeutics company focused on developing potential first-in-class restorative therapeutics that ignite the body’s natural process to repair and maintain healthy biological function. Histogen’s innovative technology platform utilizes cell conditioned media and extracellular matrix materials produced by hypoxia-induced multipotent cells. Histogen’s proprietary, reproducible manufacturing process provides targeted solutions across a broad range of therapeutic indications, including joint cartilage regeneration, spinal disk repair, tendon, ligament and other soft tissue repair. For more information, please visit www.histogen.com.

CONTACT:

Susan A. Knudson

Executive Vice President & CFO

Histogen Inc.

ir@histogen.com